Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258367

PROSPECTUS SUPPLEMENT No. 2

(to Prospectus dated August 10, 2021)

13,753,387 Shares

of Class A Common Stock

This prospectus supplement supplements the prospectus dated August 10, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-258367). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the sale or other disposition from time to time of up to 13,753,387 shares of our Class A common stock, which are held by the selling stockholders named in this prospectus (the “Selling Stockholders”). The shares of Class A common stock covered by this prospectus were previously issued by us in connection with our acquisition of Access Physicians Management Services Organization, LLC (“Access Physicians”) pursuant to the Membership Interest and Stock Purchase Agreement dated March 26, 2021 (the “Purchase Agreement”), by and among us, Access Physicians, HEP AP-B Corp., Health Enterprise Partners III, L.P., the persons listed on Exhibit A thereto (collectively with Health Enterprise Partners III, L.P., the “Sellers”), and AP Seller Rep, LLC, as representative of the Sellers, pursuant to which we, among other things, acquired Access Physicians.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “TLMD.” The last reported sale price of our Class A common stock on August 31, 2021, was $2.71 per share.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 1, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2021

SOC TELEMED, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39160	84-3131208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (866) 483-9690

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	TLMD	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	TLMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On September 1, 2021, SOC Telemed, Inc. (the “Company”) announced the appointment of Christopher M. Gallagher, M.D., 42 years old, as its Chief Executive Officer. Dr. Gallagher has served as a member of the Company’s Board of Directors (the “Board”) and as President of Access Physicians, a division of SOC Telemed, since March 2021. Dr. Gallagher previously served as the Chief Executive Officer of Access Physicians Management Services Organization, LLC, a multi-specialty acute care telemedicine provider (“Access Physicians”), from its founding in 2013 through the date we acquired that company in March 2021. Prior to that, Dr. Gallagher served as the Chief Medical Officer at CHRISTUS Mother Frances Hospital – Sulphur Springs from October 2012 through May 2017. Dr. Gallagher is board-certified in internal medicine and cardiovascular disease. He trained at UT Southwestern for both his Internal Medicine residency and Cardiology Fellowship and earned his Doctor of Medicine from Texas Tech University School of Medicine. He is a fellow in the American College of Cardiology and member of the American Association of Cardiovascular and Pulmonary Rehabilitation, American Medical Association, and Texas Medical Association.

On September 1, 2021, the Company also announced the appointment of David Mikula, 51 years old, as its Chief Operating Officer. Mr. Mikula has served as Chief Operating Officer of Access Physicians, a division of SOC Telemed, since March 2021. Mr. Mikula previously served as the Chief Operating Officer of Access Physicians from December 2017 through the date we acquired that company in March 2021. Prior to that, Mr. Mikula served as the Chief Development Officer at Amedisys, Inc., a home health, hospice and personal care company, from January 2017 through November 2017. From November 2009 to January 2017, he served in variety of capacities at Kindred Healthcare, LLC, a post-acute healthcare services provider, including Chief Operating Officer from November 2015 through January 2016 and Senior Vice President Operations from January 2016 through January 2017. Mr. Mikula holds a B.S. in finance from Texas State University and an M.B.A. from Baylor University.

On September 1, 2021, John W. Kalix resigned from his roles as Chief Executive Officer of the Company and from the Board. Additionally, Hai Tran resigned from his roles as President and Chief Operating Officer on September 1, 2021.

There are no family relationships between Dr. Gallagher or Mr. Mikula and any director or executive officer of the Company, and neither Dr. Gallagher nor Mr. Mikula has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Additionally, the details of any new compensation arrangements for Dr. Gallagher and Mr. Mikula have not been determined as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOC Telemed, Inc.

Date: September 1, 2021	By:	/s/ Eunice Kim
	Name:	Eunice Kim
	Title:	General Counsel and Corporate Secretary

2